Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-169643 and 333-173451 on Form S-8 and Registration Statement No. 333-158418 on Form S-3 of our reports dated December 21, 2012, relating to the statements of revenues and certain expenses of St. John Providence MOB, Penn Avenue Place, and Rush MOB (which reports express an unqualified opinion and include an explanatory paragraph referring to the purpose of the statements), all appearing in this Current Report on Form 8-K of Healthcare Trust of America, Inc. for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona
December 21, 2012